Exhibit 99.1

WARNER MUSIC GROUP TO ACQUIRE MAJORITY STAKE IN

ROADRUNNER MUSIC GROUP

Leading Hard Rock and Heavy Metal Label Group Will Join WMG’s Worldwide Family of Labels

Acquisition Bolsters WMG’s Strong Standing in One of Music Industry’s Most Successful Genres

Nickelback, Slipknot, Stone Sour, Theory of a Deadman and Killswitch Engage Join Roster of WMG Artists

NEW YORK and AMSTERDAM, December 18, 2006—Warner Music Group Corp. (NYSE: WMG) today announced it has signed a definitive agreement to acquire 73.5 percent of Roadrunner Music Group B.V., which includes Roadrunner Records, one of the leading hard rock and heavy metal labels, for $73.5 million in purchase price and other considerations.

In the United States, Roadrunner will become a freestanding label group within WMG’s Atlantic Records Group. Roadrunner’s international affiliates will become freestanding units within WMG’s Warner Music International. Roadrunner Managing Director, Cees Wessels, will continue to run the company he founded. There will be no staff changes as part of the acquisition.

Lyor Cohen, WMG’s Chairman and CEO of U.S. Recorded Music, said, “Very rarely do you find a record company with such a longstanding reputation and distinct viewpoint that its very name rises to the level of true brand. Roadrunner, from its strong artist roster to its deep catalog and first-rate creative team, embodies the hard rock aesthetic to its core. Cees and I shared great success when we brought Roadrunner into the IDJ family in 2001, so naturally I’m thrilled today to welcome Cees and his team to Warner Music Group. We look forward to building upon Roadrunner’s 25 years of success together.”

“It was predestined that Lyor Cohen and I would work together again. Five years ago, before Nickelback broke massively worldwide, Lyor recognized the power of the Roadrunner brand, its artists and the creative talent of the staff,” comments Cees Wessels on his initial partnership with Cohen. “Today, after continuous strong growth of the label, I feel proud that we are partners again. Roadrunner has become part of a forward-thinking group of companies that not only looks with confidence to the future, but also still retains the creative spirit of the founder of Atlantic, Ahmet Ertegun.”

One of the Industry’s Most Successful Hard Rock Labels

Founded in 1980 in the Netherlands, Roadrunner Music Group is one of the industry’s leading Hard Rock label groups, with subsidiaries in eight countries around the world. The group’s headquarters will remain in the Netherlands with offices in New York within the United States, Canada, United Kingdom, Germany, France, Japan and Australia.

The company has enjoyed strong momentum over the past several years. This year alone, Roadrunner has increased its SoundScan market share in the Hard Music genre (which includes both Hard Rock and Heavy Metal) by more than two percentage points. The label’s multi-Platinum, Grammy-nominated artist, Nickelback, is responsible for the No. 1 Hard Music album for 2005 and year-to-date 2006 in the U.S.

In addition to Nickelback, Roadrunner’s roster includes multi-Platinum Grammy winner Slipknot, Grammy-nominated Stone Sour, Killswitch Engage, Theory of a Deadman, Megadeth, Black Label Society and Trivium, among others.

Bolstering WMG’s Strong Standing in One of Music’s Most Successful Genres

Roadrunner has been at the forefront of the Hard Music genre for more than 25 years, a genre that has outpaced the overall U.S. industry. According to NPD MusicWatch, Hard Rock/Heavy Metal has experienced the greatest increase in market share of any subgenres of Rock in 2006 over the prior year.

In four of the last five years, Roadrunner has had at least one of the five top-selling Hard Music acts in the U.S. with releases from Nickelback. With the acquisition of Roadrunner, WMG will have the top three labels in Hard Music based on 2006 year-to-date SoundScan figures: Warner Bros. at No. 1; Atlantic at No. 2; and Roadrunner at No. 3.

The transaction is subject to regulatory approval in Germany and is expected to close in January 2007.

About Roadrunner Music Group

Initially founded in the Netherlands in 1980, Roadrunner Records has earned its place as one of the most prominent international independent record labels. The Roadrunner catalog boasts early releases from such seminal artists as King Diamond, Type O Negative, Sepultura and Annihilator. More recently, the label has experienced unprecedented success with multi-platinum artists Nickelback and Slipknot, Gold certified Stone Sour and Killswitch Engage, as well as modern heavy hitters Black Label Society, Trivium and Machine Head. Though primarily known as a metal and hard rock label, Roadrunner’s roster also includes acts such as The Dresden Dolls and newcomers Madina Lake. Still headquartered in the Netherlands, Roadrunner occupies offices in New York, now the A&R hub for the label, as well as the United Kingdom, Canada, Germany, France, Japan and Australia. For more information about Roadrunner, visit: www.roadrunnerrecords.com

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers. For more information about WMG, visit: www.wmg.com.

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Media Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Brian Weiss

Warner Music Group

(212) 275-4742

Brian.Weiss@wmg.com

Jessica Ricci

Roadrunner Records

(212) 274-7561

ricci@roadrunnerrecords.com

Investor Contact:

Jill Krutick

Warner Music Group

(212) 275-4790

Jill.Krutick@wmg.com

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